UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2022

KINTARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-37823	99-0360497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9920 Pacific Heights Blvd., Suite 150

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 350-4364

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KTRA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 12, 2022, Kintara Therapeutics, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers, in the aggregate, (i) 16,226,416 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), and (ii) investor warrants (the “Investor Warrants”) to purchase up to 16,226,416 shares of Common Stock in a registered direct offering (the “Offering”). The securities are being sold in a fixed combination of a Share and an Investor Warrant to purchase one share of Common Stock. All of the securities in the Offering are being sold by the Company. The offering price of each Share and accompanying Investor Warrant is $0.53. The Investor Warrants will be immediately exercisable at a price of $0.41 per share of Common Stock and will expire five years from the date of issuance. The Shares and the accompanying Investor Warrants, are being issued separately and are immediately separable upon issuance. The closing of the Offering is expected to occur on or about April 14, 2022, subject to the satisfaction of customary closing conditions.

The Offering is expected to result in gross proceeds to the Company of approximately $8.6 million. The net proceeds to the Company from the Offering are expected to be approximately $7.9 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for funding its clinical studies, working capital and other general corporate purposes, including, but not limited to, funding acquisitions or investments in businesses, products or technologies that are complementary to the Company’s businesses, products and technologies.

A.G.P./Alliance Global Partners (“AGP”) acted as the exclusive placement agent for the Offering. Pursuant to a Placement Agency Agreement (the “PAA”) dated April 12, 2022 between the Company and AGP, the Company will pay AGP a cash fee equal to 7.0% of the gross proceeds of the Offering and an accountable expense allowance for out-of-pocket expenses for legal fees and other expenses up to $60,000. Additionally, the Company agreed to issue to AGP, or its designees, warrants to purchase up to an aggregate of 811,321 shares of Common Stock, equal to 5.0% of the aggregate number of Shares sold in the Offering (the “Placement Agent Warrants”). The Placement Agent Warrants will become exercisable six months after the date of the PAA, will have an exercise price equal to $0.6625 per share (representing 125% of the public offering price) and have a term of four and a half years from the date of effectiveness of the Offering.

The Shares and the Investor Warrants are being offered pursuant to the Company’s effective shelf registration statement on Form S-3, which was originally filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2021, and was declared effective on April 1, 2021 (File No. 333-254662), a prospectus supplement thereunder dated April 12, 2022 and the accompanying base prospectus dated April 1, 2021.

The Securities Purchase Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

The foregoing description of the material terms of the Securities Purchase Agreement, the Investor Warrants, the PAA, and the Placement Agent Warrants is not complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the Investor Warrants, the PAA, and the Placement Agent Warrants, copies of which are filed as Exhibits 10.1, 4.1, 10.2, and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01 Other Events.

On April 12, 2022, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Investor Warrant

4.2	Form of Placement Agent Warrant

5.1	Opinion of Fennemore Craig, P.C.

5.2	Opinion of Lowenstein Sandler LLP

10.1	Form of Securities Purchase Agreement, dated April 12, 2022, by and between Kintara Therapeutics, Inc. and the purchasers named therein

10.2	Placement Agency Agreement, dated April 12, 2022, by and between Kintara Therapeutics, Inc. and A.G.P./Alliance Global Partners

23.1	Consent of Fennemore Craig, P.C, (included in Exhibit 5.1)

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.2)

99.1	Press Release dated April 12, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINTARA THERAPEUTICS, INC.

Date: April 13, 2022	By:	/s/ Scott Praill
Scott Praill
Chief Financial Officer